Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and between
POWELL INDUSTRIES, INC.,
a Delaware corporation,
as Buyer,
and
GENERAL ELECTRIC COMPANY,
a New York corporation,
as Seller
Dated: August 7, 2006

* A confidential portion of material has been omitted and filed separately with the Commission

 i

* A confidential portion of material has been omitted and filed separately with the Commission

TABLE OF CONTENTS
(cont’d)

TABLE OF CONTENTS
(cont’d)

		Page

ARTICLE 8	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	25
8.1	Indemnification of Buyer Indemnitees	25
8.2	Indemnification of Seller Indemnitees	26
8.3	Method of Asserting Claims, etc.	26
8.4	Payment of Indemnity, Basket and Liability Limitations	29
8.5	Adverse Consequences	29

ARTICLE 9	ARBITRATION	29
9.1	Initiation of Arbitration	29
9.2	Decision	30
9.3	Confidentiality	30
9.4	Survival	30

ARTICLE 10	NOTICES	30

ARTICLE 11	GENERAL	31
11.1	Usage of Terms	31
11.2	Legal Representation of the Parties	32
11.3	Entire Agreement	32
11.4	Waiver	33
11.5	Amendment	33
11.6	Counterparts	33
11.7	Headings	33
11.8	Governing Law	33
11.9	Binding Effect	33
11.10	Expenses	33
11.11	Further Assurances	34
11.12	No Third Party Beneficiary	34
11.13	Tax Matters	34

SCHEDULE A -	DEFINITIONS	1
Schedules

Schedule 1.1	Acquired Assets
Schedule 1.2	Assumed Liabilities
Schedule 1.2	Assumed Contracts
Schedule 2.7	Partnerships and Joint Ventures
Schedule 2.8	Income Statement
Schedule 2.10	Absence of Certain Changes or Events
Schedule 2.14	Litigation
Schedule 2.15	Customers and Suppliers
Schedule 2.16	Contracts and Commitments
Schedule 2.17	Intellectual Property

Schedule 2.18	Insurance
Schedule 2.19	Employees
Schedule 2.20(a)	Environmental and Health and Safety Matters
Schedule 2.20(b)	Environmental and Health and Safety Matters
Schedule 2.21	Quality of Products Manufactured
Schedule 2.24(a)	Backlog Contracts
Schedule 2.24(b)	Backlog Contracts
Appendices

Appendix 1.5	Form of Bill of Sale and Assignment of Other Equipment
Appendix 6.3	Form of Bill of Sale and Assignment
Appendix 6.4	Powell Supply Agreement
Appendix 6.5	GE Supply Agreement
Appendix 6.6	Transition Services Agreement
Appendix 6.7	Opinion
Appendix 6.8	Option Agreement

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement, dated as of August 7, 2006 (together with the schedules attached hereto, the “Agreement”) is by and among Powell Industries, Inc., a Delaware corporation (the “Buyer”) and General Electric Company, a New York corporation (the “Seller”).
Recitals:
     Seller and Buyer have executed and delivered that certain non-binding letter of intent dated February 23, 2006 (the “Letter”), pursuant to which such parties intend that Buyer purchase (the "Acquisition”) the business and selected assets of the ANSI Medium Voltage Switchgear and Circuit Breaker business of Seller’s Consumer & Industrial business unit, but excluding, without limitation, Low Voltage Switchgear and Circuit Breakers, Non-ANSI Medium Voltage Switchgear and Circuit Breakers and Vacuum Bottles (collectively, the “Business”). The Letter contemplates the negotiation and execution of a legally binding, written “Asset Purchase Agreement” setting forth the terms and conditions of the sale described in the Letter. Capitalized terms used in this Agreement (other than those grammatically required to be capitalized) shall have the meanings ascribed to them in the Section in which they first appear in bold type or in attached Schedule A. Capitalized terms not defined herein are defined and cross referenced in attached Schedule A.
     Buyer and Seller intend that this Agreement constitute the Asset Purchase Agreement, setting forth the purchase price and the other terms and conditions on which Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Business, including the Acquired Assets.
Agreement:
     NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:
ARTICLE 1
SALE AND PURCHASE
     1.1 Sale and Purchase of Assets
     On the terms and subject to the conditions contained in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer at the Closing, but effective as of the Effective Time on the Closing Date, and Buyer shall purchase from Seller, free and clear of all liens, encumbrances, mortgages, pledges, charges, options, rights, security interests, agreements, or claims of any nature whatsoever, recorded or unrecorded, in favor of any party (individually a "Lien” and collectively the “Liens”), all of Seller’s right, title and interest in and to Seller’s properties and assets, wherever located, as described and referred to on Schedule 1.1 attached hereto (the “Acquired Assets”). Assets of Seller other than Acquired Assets are referred to as Excluded Assets.

     1.2 Payment or Assumption of Assumed Liabilities; Assumed Contracts
     Buyer shall (i) assume only the debts, obligations and liabilities of Seller expressly set forth in Schedule 1.2 (collectively, the “Assumed Liabilities”) and shall perform such Assumed Liabilities in accordance with their terms or otherwise arrange for their discharge and (ii) perform the contractual obligations of Seller that accrue after the Closing under the contracts listed in Schedule 1.2 and assigned to and expressly assumed by Buyer (“Assumed Contracts”), but excluding any debts, liabilities and/or obligations with respect to any breach or default under any of the Assumed Contracts in which any facts and/or circumstances leading to or constituting such breach or default occurred on or before the Effective Time, all of which shall be the Excluded Liabilities, in addition to those described in Section 1.3 below.
     1.3 Excluded Liabilities
     Other than the assumption of the Assumed Liabilities set forth on Schedule 1.2 and the performance of the Assumed Contracts set forth on Schedule 1.2 in accordance with Section 1.2, Buyer shall neither assume nor be obligated to pay, perform or discharge any debts, obligations or liabilities of Seller of any kind or nature, whether such debts, liabilities or obligations related to or arose out of the conduct of the Business or the operation of the assets used in the Business, including the Acquired Assets, the Other Equipment (as discussed in Section 1.5) and the Inventory (as discussed in Section 1.6), whether accrued, absolute, contingent or otherwise, whether due, to become due or otherwise, whether known or unknown, which debts, liabilities and obligations, if ever in existence, shall be debts, liabilities and obligations of Seller (the “Excluded Liabilities”):
     1.4 Purchase Price
     (a) Purchase Price. In consideration for the sale and assignment by Seller to Buyer of the Business and the Acquired Assets, Buyer shall assume or discharge, as applicable, the Assumed Liabilities and Buyer shall pay to Seller the purchase price of THIRTY-TWO MILLION UNITED STATES DOLLARS ($32,000,000.00) (the “Purchase Price”) as follows:
     (i) Eight Million Five Hundred Thousand United States Dollars ($8,500,000.00), will be paid at Closing (the “First Installment”); and
     (ii) Twenty Three Million Five Hundred Thousand United States Dollars ($23,500,000.00) will be paid in the following installments:
     a) Five Million Five Hundred Thousand United States Dollars ($5,500,000.00) will be paid ten (10) months after Closing (the “Second Installment”);
     b) Six Million Two Hundred and Fifty Thousand United States Dollars ($6,250,000.00) will be paid twenty (20) months after Closing (the “Third Installment”);

     c) Six Million Two Hundred and Fifty Thousand United States Dollars ($6,250,000.00) will be paid thirty (30) months after Closing (the “Fourth Installment”); and
     d) Five Million Five Hundred Thousand United States Dollars ($5,500,000.00) will be paid forty (40) months after Closing (the “Final Installment”).
     (b) No Tax Adjustment. Purchase Price shall not be reduced for any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax (including all related fees, assessments, recoding charges and other similar costs) attributable to the sale or transfer of the Acquired Assets pursuant to the Acquisition. Buyer and Seller each agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax returns with respect to, such Taxes.
     1.5 Other Equipment
     At any time during the two (2) year period after the Closing Date, Buyer shall have the option (without obligation to do so) to purchase any equipment used by Seller in the Business at any time since December 31, 2005 which on the Closing Date had a net book value on Seller’s accounting system greater than zero (the “Other Equipment”) at a price equal to the net book value on the date of such purchase by Buyer in Seller’s accounting system (the “Other Equipment Purchase Price”). For purposes hereof, “net book value” for each item of Other Equipment shall mean the original cost of such item less accumulated depreciation on a monthly basis through, as applicable (i) the Closing Date or (ii) the date of purchase of such Other Equipment by Buyer, as calculated in accordance with Seller’s historical accounting practices. Payment by Buyer for such Other Equipment shall be due upon transfer of possession of the same by Seller to Buyer. The Other Equipment Purchase Price shall be in addition to the Purchase Price set forth in Section 1.4 above. The option to purchase set forth in this Section 1.5 applies to manufacturing equipment (other than jigs, tooling and fixtures included in the Acquired Assets) of Seller associated exclusively with the Business as it existed December 31, 2005 or acquired by Seller thereafter, wherever located, whether or not recorded on any fixed asset listing. The purchase of the Other Equipment will be effected pursuant to an “Bill of Sale and Assignment” to be executed by Seller in favor of Buyer in substantially the form of Appendix 1.5.
     1.6 Inventory
     At the end of the term of the Transition Services Agreement a copy of which is attached hereto as Appendix 6.6, or at such earlier time post-Closing as Seller ceases to manufacture products for Buyer for sale in the Business by Buyer as contemplated in the Transition Services Agreement, Buyer shall purchase from Seller all nonobsolete raw materials and finished goods inventory (the "Inventory”) maintained by Seller exclusively for use in serving the needs of the Business that is not in excess of a twelve-month supply at a price (the “Inventory Price”) equal to the carrying value of such inventory in Seller’s accounting records as of the date of such purchase, with such inventory carrying value being determined in a manner consistent with

Seller’s past practices for such inventory and consistent with good accounting practices that would permit reporting, without exception, of such inventory in the Business’ financial statements prepared in accordance with generally accepted accounting principles. The purchase of the Inventory will be effective pursuant to a “Bill of Sale and Assignment” to be executed by Seller in favor of Buyer in substantially the form of Appendix 1.5.
     1.7 Intellectual Property
     (a) Seller agrees to grant and hereby grants to Buyer a nonexclusive license to practice or otherwise use the Intellectual Property owned by Seller, and agrees to permit access to such Intellectual Property as Buyer may request, that is necessary to the continued operation of the Business, limited to the current scope of the Business as operated by Seller and excluding the use of any trademarks of Seller that are not transferred to Buyer in the Acquisition. The term “Intellectual Property” as used herein means patents, trademarks, copyrights, copyrightable works, servicemarks, trade dress, logos, trade names, corporate or business names, or applications therefor or registrations, renewals, translations, adaptations, derivations or combinations thereof, software, source code, object code, trade secrets, proprietary rights, inventions, URLs and confidential business information owned by Seller and material to the Business.
     (b) Buyer acknowledges Seller is the owner of the POWERVAC trademark registration 975747 in China. No rights in this Chinese trademark registration are conveyed to Buyer. Buyer agrees not to manufacture, use, distribute or sell any products or services under the POWERVAC trademark in China other than in association with Buyer’s supply of products to Seller. Seller acknowledges that, following the Closing, Buyer will be the owner of the registered POWERVAC trademarks in the United States and Brazil as set forth on Schedule 2.17 and common law trademark rights associated with the Business in locations other than China. No rights in such registered trademarks in the United States and Brazil or such common law rights will be retained by Seller. Buyer agrees not to enforce any such acquired trademark rights against any GE C&I China Affiliate product or service other than in the United States and Brazil (and their respective territories and protectorates to the extent governed by such registered trademarks and common law trademark rights applicable in such jurisdictions).
     1.8 Closing
     Subject to the terms and conditions hereof, the consummation of the sale and purchase of the Business and the Acquired Assets provided for herein (the “Closing”) shall take place on August 7, 2006 (the “Closing Date”) at the offices of Winstead Sechrest & Minick P.C., in Houston, Texas, at 9:00 a.m. local time, effective as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”), or at such other place or time upon which Buyer and Seller may mutually agree in writing. At the option of the parties to this Agreement, documents to be delivered at the Closing may be delivered to the place of Closing by facsimile transmission on the Closing Date, and the original documents shall be delivered to each of the parties on the first business day following the Closing Date. Each of Buyer and Seller shall further deliver such other evidence, instruments, documents, certificates and opinions required to be delivered by

* A confidential portion of material has been omitted and filed separately with the Commission such parties pursuant to ARTICLE 6 and ARTICLE 7 hereof. At the Closing, Buyer (or an Affiliate of Buyer acting on Buyer’s behalf), shall assume or discharge the Assumed Liabilities, whether to assume or discharge to be determined by Buyer in its sole discretion, and pay the First Installment to or at the instruction (provided at least three business days prior to the Closing Date) and for the benefit of Seller by wire transfer in immediately available federal funds.
     1.9 Allocation of Purchase Price
     Within ninety (90) days after the Closing, Buyer and Seller shall cooperate in good faith in establishing the allocation among the assets for all Tax purposes and for use in all Tax filings, declarations and reports in respect thereof.
     1.10 Public Announcements
     Buyer may issue a press release regarding the Acquisition, this Agreement and the Transaction Documents immediately (but in no event later than thirty (30) days) following the Closing Date, the substance of such announcement to be subject to reasonable changes by Seller; provided however, that Buyer shall have final approval with respect to any such press release, other than with respect to statements attributable to Seller. Seller may not make any public announcement with respect to this Agreement, the Acquisition or the Transaction Documents without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Subject to the preceding sentences, and except as otherwise agreed in writing by Seller and Buyer or as required by law or regulation, each of Seller and Buyer shall maintain as confidential the existence of, and terms and conditions of, this Agreement and the other Transaction Documents. Seller acknowledges that Buyer will be required under the rules and regulations (the “SEC Rules”) promulgated by the Securities and Exchange Commission (the “SEC”) to file this Agreement and one or more of the Transaction Documents with the SEC within four days of the Effective Date. Buyer agrees to seek confidential treatment of certain sensitive provisions contained in such documents in the manner prescribed under the SEC Rules (which, among other things, would require a filing of the entire document to be mailed to the SEC one day prior to the required filing). Seller and Buyer agree to work together in redacting such provisions of this Agreement, the Purchase Agreement and the other Transaction Documents prior to the date that they are required to be filed with the SEC. [ * ] Notwithstanding the foregoing, Seller acknowledges that the filing is ultimately Buyer’s disclosure requirement. Buyer can make no assurances that any of such provisions will not ultimately be required to be filed in the event such request for confidential treatment is reviewed by the SEC, and Seller agrees that Buyer will not be in violation of any provisions of this Agreement, the Powell Supply Agreement or any other Transaction Document to the extent it is required to file such provisions by the SEC.
ARTICLE 2
REPRESENTATIONS AND
WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer that, except as otherwise expressly stated herein, on the Closing Date:

     2.1 Organization and Good Standing
     Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller has all requisite corporate power and authority to own, hold, use and lease its properties and assets and to conduct its business as it is now being conducted. Seller is duly qualified as a foreign corporation and is in good standing in all jurisdictions in which the operation of the Acquired Assets or the Business requires it to be so qualified. Seller has delivered to Buyer true, complete and correct copies of its articles of incorporation and bylaws, as amended to the date of this Agreement.
     2.2 Operating Structure
     The Consumer & Industrial business unit and Energy business unit of Seller are each unincorporated operating divisions of Seller.
     2.3 Partnership and Joint Ventures
     Except as set forth in Schedule 2.3, Seller is not a participant in any partnership or joint venture related to the Business.
     2.4 Authority of Seller
     Seller has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to be executed by Seller and to perform the obligations to be performed by Seller hereunder and thereunder. The execution, delivery and compliance by Seller with the terms of this Agreement and the other Transaction Documents to be executed by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate actions of Seller. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes, and the other Transaction Documents contemplated hereby to be executed by Seller upon their execution and delivery as herein provided will constitute, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.
     2.5 No Conflicts
     The execution and delivery of this Agreement and the other Transaction Documents to be executed by Seller does not, and compliance by Seller with the terms hereof and thereof and consummation by Seller of the transactions contemplated hereby and thereby will not, (a) violate or conflict with any existing term or provision of any federal, state, county, municipal or local law, treaty, statute, code, ordinance, rule or regulation (“Law”) or any order, writ, judgment, injunction, ruling, assessment, award or decree (“Order”) of any Governmental Body applicable to Seller; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the articles of incorporation or bylaws or any other organizational documents of Seller or any agreement or instrument to which Seller is a party or otherwise subject, or by which Seller the Business or any of the Acquired Assets, the Other Equipment or the Inventory may be bound; (c) result in the creation or imposition of any Lien upon the Business or any of the Acquired Assets, the Other Equipment or the Inventory; (d) give to others any right of termination, cancellation, acceleration or modification in or with respect to any agreement or instrument to which Seller is a party or otherwise subject, or by which Seller, the Business, the Acquired Assets, the Other Equipment or the Inventory may be bound or subject; or (e) breach any fiduciary duty owed by Seller to any person or entity.
     2.6 Consents and Approvals
     The execution and delivery by Seller of this Agreement and the other Transaction Documents to be executed by Seller, compliance by Seller with the terms hereof and thereof and consummation by Seller of the transactions contemplated hereby and thereby, do not require Seller to obtain any consent, approval or action of, make any filings with or give any notice to any corporation, person, firm or other entity, or any Governmental Body.
     2.7 Title to Properties; Condition
     Schedule 1.1 sets forth all of the Acquired Assets, including, without limitation, all of those items of equipment, jigs, tooling, fixtures and machinery exclusively related to the Business that are owned or leased by Seller and for which there is no net book value on the balance sheet of the Business as of the Effective Time (the “ZNBV Equipment”). Seller will deliver Schedule 1.1 at the Closing, but, if necessary, may update the included listing of ZNBV Equipment within 30 days after the Closing to include additional items of ZNBV Equipment that existed as of the Effective Time. Seller has (or with respect to the Other Equipment or the Inventory acquired after the date hereof, will have), and upon the sale, assignment, transfer and conveyance of the Acquired Assets, the Other Equipment and the Inventory to Buyer in accordance with this Agreement, there will be vested in Buyer, good and marketable title to the Acquired Assets, the Other Equipment and the Inventory, free and clear of any Liens. The equipment, jigs, tooling, fixtures and machinery that are included in the Acquired Assets and the Other Equipment (i) have been installed, operated and maintained in accordance with accepted industry practice, (ii) while in Seller’s possession and control have not indicated evidence of latent defects or defects of workmanship or materials, (iii) while in Seller’s possession and control have properly functioned for the purposes for which they have been and are being employed in the operation of the Business and (iv) are in good operating condition and repair, reasonable wear and tear excepted. Schedule 2.7 includes a list of all leases, maintenance agreements and other contracts, documents or agreements applicable to the Business and the Acquired Assets, the Other Equipment or the Inventory (collectively “Contracts”), and copies of each such document will be provided to Buyer upon request. There are no actual, pending or, to the knowledge of Seller, after reasonable inquiry, threatened claims against the Acquired Assets, the Other Equipment or the Inventory that could give rise to a Lien, or acts or incidents which could give rise to any such claims, relating to or arising out of the Acquired Assets, the Other Equipment or the Inventory or the operation of the Business. As to each Assumed Contract that constitutes part of the Acquired Assets, such Assumed Contract is in full force and effect, no notice of cancellation or termination or default has been received by Seller or any employee of Seller and no event or condition has occurred or exists which, with notice or lapse of time or both, would constitute a default thereunder. Seller has the right to transfer all of its right, title and interest in the Assumed Contracts included in the Acquired Assets without any consent other than a consent procured by Seller, a copy of which is provided to Buyer on or before the Closing Date, and the transfer contemplated hereby will not affect their validity or enforceability.

     2.8 Income Statement
     Attached hereto as Schedule 2.8 is a true and complete copy of Seller’s internally prepared estimated Income Statement of the Business for the year ended December 31, 2005 under the caption, “MV Carve-Out Financials” dated December 31, 2005 (the “Income Statement”). The Income Statement and all information included therewith were prepared in good faith by Seller, are true and correct in all material respects and, taken as a whole, fairly present the estimated results of operations of the Business for the year ended December 31, 2005. The cost allocation assumptions associated with the Income Statement are based on the reasonable good faith estimates and applications of U.S. GAAP and carve out rules, as reflected in the Income Statement (including footnotes) of Seller. The audited financial statements required by Section 4.4 of this Agreement shall report the same gross margin (labeled in Schedule 2.8 as “Total Contribution Margin after Pro Forma Adjustments” and referred to herein as “Gross Margin") for the period ended December 31, 2005 as set forth in the Income Statement.
     2.9 Customary Business Practice
     Except for entertainment which is usual, customary and legally permissible and except for gifts of nominal value which are legally permissible, with respect to the Business, neither Seller nor any employee, officer, director or agent of Seller acting on behalf of Seller has, directly or indirectly, made or authorized the making of any offer, payment or promise to pay any money or give anything of value to (a) any official or employee of a Governmental Body, (b) any political party or official thereof or any candidate for political office or (c) any customer, supplier or competitor of Seller or any employee, officer or director thereof in order to assist Seller in obtaining or retaining business for or with, or directing business to, any person, nor engaged in any other practice (including violation of any antitrust law or law regulating minority business enterprises), which would be likely to subject the Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would be likely to be used as the basis for termination or modification of any contract, license or other instrument related to the Business to which Seller is a party.
     2.10 Absence of Certain Changes or Events
     Except as set forth on Schedule 2.10, there has not been, occurred or arisen any of the following as they relate to the Business or any of the Acquired Assets, the Other Equipment or the Inventory since December 31, 2005.
     (a) any transaction by Seller except in the ordinary course of business, other than the execution and delivery of the Letter;
     (b) any capital expenditure by Seller;
     (c) any change in, or any event, condition or state of facts of any character peculiar to the Acquired Assets, the Other Equipment or the Inventory or the operation of the Business that individually or in the aggregate adversely affects the Business, the Acquired Assets, the Other Equipment or the Inventory or that could affect the validity or enforceability of this Agreement;

     (d) any destruction, damage or loss suffered by the Business or with respect to any item of the Acquired Assets or the Other Equipment (whether or not covered by insurance);
     (e) any sale, lease or other disposition of any asset of the Business, including items that would otherwise be included as Acquired Assets or Other Equipment, other than in the ordinary course of business;
     (f) any mortgage, pledge or other encumbrance of any item of the Acquired Assets, the Other Equipment or the Inventory;
     (g) any breach of the terms of any Assumed Contract or any other contract or agreement that is material to the Business;
     (h) any commencement, notice of commencement or threat of commencement of any litigation or any governmental proceeding against or investigation of Seller or the affairs of Seller;
     (i) any liabilities that have not been disclosed to Buyer, other than those incurred in the ordinary course of business since December 31, 2005;
     (j) any waiver or release of any right or claim of Seller;
     (k) any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;
     (l) any change by Seller in accounting methods or principles applicable to the Business or the Acquired Assets that would be required to be disclosed under generally accepted accounting principles;
     (m) any termination or amendment of any Assumed Contract, or any other contract, agreement, deed, mortgage, lease, license or other instrument to which Seller is bound or by which any of the Acquired Assets, the Other Equipment or the Inventory are bound or to which any of the Acquired Assets, the Other Equipment or the Inventory are subject other than in the ordinary course of business consistent with past practices;
     (n) any entry into any commitment of any kind or the occurrence of any event giving rise to any contingent liability not covered by the foregoing that could have an adverse effect on the Acquired Assets or the Business; or
     (o) any contract, commitment or agreement, oral or written, to do any of the foregoing.
     2.11 Absence of Defaults
     Seller is not in default, and no event has occurred which with notice or lapse of time or both would constitute a default, in any way under any term or provision of any agreement or instrument to which Seller is a party or by which Seller is bound that relates to or would affect the Business or by or to which any of the Acquired Assets, the Other Equipment or the Inventory are bound or subject or that could adversely affect the ability of Seller to consummate the Acquisition.
     2.12 Compliance with Laws
     There has been no failure, in any material respect, by Seller to comply with any Law in any respect that could have an adverse effect on Buyer’s ability to conduct normal operations of the Business with the Acquired Assets after the Closing or on the ability of Seller to consummate the Acquisition. In particular, the Burlington Facility complies in all material respects with current applicable Laws and Orders, including Laws and Orders with respect to Hazardous Materials or similar conditions on or about the Burlington Facility and the GE Field Sales Organization complies with current applicable Laws and Orders, including Laws and Orders with respect to federal export/import laws and order inducement.
     2.13 Taxes; Tax Liens
     With respect to the Business, the Acquired Assets, and the Other Equipment Seller has prepared and timely filed with the appropriate Governmental Body all Tax returns required to be filed on or before the Closing Date, and has paid any Taxes due therewith. There are no tax liens on any of the assets of the Business except for Liens for current taxes not yet due and payable. As used in this Agreement, “Tax” or “Taxes” means all income, gross receipts, sales, use, employment, franchise, profits, ad valorem, personal and real property, excise or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with all interest and all penalties, additions to tax or additional amounts imposed by any taxing or other authority with respect thereto.
     2.14 Litigation
     Except as listed on Schedule 2.14, there are no actions, claims, suits, investigations, inquiries or proceedings pending against Seller claiming in excess of $100,000 related to the Business, the Acquired Assets or the Other Equipment or in rem against any of the Acquired Assets or the Other Equipment or, to the knowledge of Seller, after reasonable inquiry, threatened against Seller or in rem against any of the Acquired Assets or the Other Equipment at law or in equity, in any court, or before or by any Governmental Body. Seller is not in violation of any Order of any Governmental Body, the result of which violation individually or violations in the aggregate has had or could have an adverse effect on the Business or the Acquired Assets or the Other Equipment or could (i) affect the validity or enforceability of this Agreement or the documents contemplated to be executed by Seller, (ii) restrict the continuing transaction of business with the customers of the Business or (iii) establish a Lien against any of the Acquired Assets or the Other Equipment.
     2.15 Customers and Suppliers
     Schedule 2.15 lists the names, addresses and aggregate amount of purchases of all of the suppliers of the Business with in excess of $50,000 of purchases by Seller by during calendar year 2005. Except as otherwise disclosed in Schedule 2.15, the relationships of Seller with its customers since January 1, 2003, and suppliers listed in Schedule 2.15 are, in the judgement of

Seller, generally satisfactory, based on the facts that: (i) Seller is not aware of any unresolved material disputes with any significant customers (with 2005 annual sales in excess of $200,000) or listed suppliers, and (ii) since January 1, 2005 (except as otherwise disclosed), no such customer or supplier has notified in writing, Seller, any employee of Seller, or any agent or representative of Seller of its non-renewal, cancellation or termination of its business or professional relationship with Seller with respect to the Business or is currently threatening to do so. Except to the limited extent provided in Section 2.16(d) hereof, to enable Buyer to meet its manufacturing obligations under the Transition Services Agreement with respect to the Backlog Contracts, Seller has not shared or provided copies of Seller’s customer lists with, nor transferred any customer files of the Business to, any person at any time before the Closing and shall not transfer copies of any such lists or files to any person after the Closing.
     2.16 Contracts and Commitments
     Schedule 2.16 contains a true and complete list (and Seller has previously delivered to Buyer true and complete copies, other than those contracts referenced in (d) below) of all of the following documents or agreements, or summaries of material oral agreements or understandings, relating to the Business, the Acquired Assets, the Other Equipment or the Inventory to which, on the date of this Agreement, Seller is a party, or which relate to or affect Seller and the Business, the Acquired Assets, the Other Equipment, the Inventory or the Acquisition and all documents or agreements which may require any action or consent in connection with the Acquisition, as they may have been amended to the date hereof. In addition to the foregoing, Seller has previously delivered, or will deliver within 30 days of the Closing Date, true and complete copies of the referenced contracts and commitments, other than (i) the partnership or joint venture agreements relating to the GE C&I China Affiliates otherwise required by (b) below, (ii) the Backlog Contracts referenced in subpart (d) below, which will be listed in a summary format including customer name, price, shop-order number, product description, non-standard terms, warranty provisions, delivery dates and delivery locations and (iii) where redactions in copies are required by applicable law or regulation as determined in good faith by mutual agreement of the parties:
     (a) any agreement, contract or commitment with any party containing any covenant limiting the ability of Seller or the Business to engage in business or to compete in any location or with any person;
     (b) any partnership or joint venture agreement with any party or any arrangements with any party with respect to the sharing of or in the profits or revenues of the Business or by Seller on behalf of the Business in such partnership or joint venture, including any licensing, technology transfer or royalty agreements;
     (c) any agreement, contract or commitment relating to the future disposition or acquisition of any investment in any party or of any interest in any business enterprise involving the Business or the Acquired Assets, the Other Equipment or the Inventory;
     (d) any contract or commitment for the sale or furnishing of materials, supplies, merchandise, equipment or services relating to the Backlog Contracts;

     (e) any written agreement, instrument or other arrangement, or any unwritten agreement, contract, commitment or other arrangement, between or among Seller and any of the Affiliates of parties related to Seller or between or among business units of Seller;
     (f) any contract which grants to any person a preferential or other right to purchase any of the Acquired Assets, the Other Equipment or the Inventory;
     (g) any contract, agreement or commitment with respect to the discharge or removal of Hazardous Materials by or from the Acquired Assets, the Other Equipment or the Inventory.
     (h) any confidentiality agreement with any person relating to a potential transaction for the sale of all or substantially all of the ownership interests or Acquired Assets or the Inventory, or with respect to a merger, reorganization or other business combination transaction involving Seller with such other person;
     (i) any other agreement or instrument material to the Business, the Acquired Assets, the Other Equipment or the Inventory or not made in the ordinary course of business.
There is no course of dealing, waiver, arrangement, understanding or side letter or agreement applicable to any such contract of Seller.
     2.17 Patents, Trademarks, Copyrights and Other Intellectual Property
     Seller neither owns nor is a licensee or sublicensee of any patents, trademarks, copyrights, copyrightable works, servicemarks, trade dress, logos, trade names, corporate or business names, or applications therefor or registrations, renewals, translations, adaptations, derivations or combinations thereof, software, source code, object code, trade secrets, proprietary rights, inventions, URLs, confidential business information significant to the on-going operation of the Business or other intangible assets, or other Intellectual Property rights in any way pertaining to, related, identified to or with or otherwise currently in use (or has been used and currently could be used) only in Seller’s operation of the Business, except for those listed on Schedule 2.17 and (i) such rights that are incorporated by the manufacturers into the Acquired Assets, without granting Seller any specified rights therein, and (ii) software license agreements and related contracts, pursuant to which the payment of all costs, fees and royalties have been duly and timely paid by Seller and no event of default has occurred thereunder and (iii) for the avoidance of doubt, any such Intellectual Property owned or being developed by the Global Research Center of General Electric Company except for such Intellectual Property that relates to the Business or the MV Market and could reasonably be anticipated to be available for commercial use within two years following the Closing Date. Seller has a current fully paid license for each copy of any software program installed on any computer or otherwise used by any employee of Seller in the Business or included in the Acquired Assets. There have been no claims made, and Seller has not received any notice and does not otherwise know or have reason to believe that the operation of the Business or any of the Acquired Assets is in conflict with the rights of others.

     2.18 Insurance
     Schedule 2.18 sets forth a true and complete list of all insurance policies of any kind or nature covering Seller with respect to the Business and the Acquired Assets, the Other Equipment and the Inventory, including policies of, fire, theft, employee fidelity, property and other casualty and liability insurance, and indicates the type of coverage, name of insured, the insurer, the expiration date of each policy and the amount of coverage. Schedule 2.18 also sets forth a list of any currently pending claims and any claims asserted under such policies or similar policies within the last three years with respect to the Business, the Acquired Assets, the Other Equipment or the Inventory. The premiums for the insurance policies listed in Schedule 2.18 have been fully paid. The insurance afforded under such policies or certificates is in full force and effect and will continue to cover Seller with respect to the Business and the Acquired Assets, the Other Equipment and the Inventory through the Closing and the term of the Transition Services Agreement. True and complete copies of each such policy have been made available to Buyer.
     2.19 Employees
     As of the Closing Date, Seller has not previously made, and will thereafter not make, any statement or communication of any kind regarding whether, or the terms and conditions upon which, any employee of Seller may be offered employment by Buyer. Seller has taken all necessary actions to comply with the federal Worker Adjustment and Retraining Notification Act and any similar state law (collectively, the “WARN Act”) through the Closing Date, to the extent it is subject to the WARN Act, and Buyer shall have no disclosure, announcement or other obligations under the WARN Act as a result of the transactions contemplated by this Agreement. There are no overt, or to Seller’s knowledge, pending activities or efforts of any labor union or organization (or representatives thereof) to organize any employees engaged in the Business, nor of any demands for recognition or collective bargaining relating to any strikes, demands, slowdowns, work stoppages or lock-outs of any kind, or overt threats thereof, by or with respect to any of its employees, or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the three-year period preceding the date hereof. There are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; letters from attorneys representing employees or former employees claiming any form of discrimination, wrongful discharge, tort or contract violation, complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending or, to Seller’s knowledge, threatened or proposed, involving Seller and any employee, former employee or any labor union or other organization representing or claiming to represent such employees’ interests. Seller is and has heretofore been in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs, and Seller is not engaged in any violation of any Laws related to employment, including unfair labor practices or acts of employment discrimination, which could adversely affect the Business.

     2.20 Environmental and Health and Safety Matters
     (a) Except as set forth on Schedule 2.20(a), to the knowledge of Seller, Seller’s operation, use and presence of ZNBV Equipment, the Other Equipment and the Inventory at its Burlington Facility on the Closing Date complies with all Environmental Laws applicable to that operation or use.
     (b) Except as set forth on Schedule 2.20(b), to the knowledge of Seller, the ZNBV Equipment, the Other Equipment and the Inventory are free of any Hazardous Materials that would prevent Buyer from using the equipment in substantially the same manner as Seller has used the equipment at its Burlington Facility.
     (c) For each hazardous chemical used in the Business for which during the thirty (30) days prior to the Closing Date Seller is required to maintain a Material Safety Data Sheet (MSDS) at the Burlington Facility to comply with the Occupation Safety and Health Administration’s Hazardous Communication Standard contained in 29 CFR 1910.1200, Seller has provided to Buyer a copy of such MSDS.
     (d) The following terms shall have the meaning ascribed for each below.
     (i) “Burlington Facility” shall mean Seller’s facility located at 501 East Agency Road, West Burlington, Iowa 52655.
     (ii) “Environmental Laws” means any and all federal, state and local laws and regulations governing the protection of the environment, human health and safety, such as the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as amended; the Clean Water Act, 33 U.S.C. §§ 1251 et seq., as amended; the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C .§§ 2601 et seq., as amended; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., as amended; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended.
     (iii) “Hazardous Materials” shall mean (i) asbestos or asbestos containing material, (ii) polychlorinated biphenyl’s in concentrations greater than 50 parts per million, (iii) nuclear waste or materials, (iv) petroleum, crude oil or any fraction thereof, natural gas or synthetic gas used for fuel, and (v) any other substance or material, whether solid, liquid or gaseous, which at any time is classified, identified or defined as a hazardous or toxic substance or material under any Environmental Laws.
     2.21 Quality of Products Manufactured
     None of the product lines manufactured in the Business have manufacturing process defects or product defects. Except as set forth on Schedule 2.21, Seller has not issued any customer advisories or product recalls in the last five (5) years relating to products sold by the Business. All of the products manufactured in the Business and each of the manufacturing processes utilized in the Business conform to applicable quality, functionality and safety requirements, including but not limited to all applicable regulatory and certification requirements. All work, including services, performed by Seller in the Business has been performed in all material respects in conformity with all applicable contractual commitments and all express and implied warranties. Seller has no liability (and to Seller’s knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith relating to the work performed as described in the preceding sentence.
     2.22 Non-ANSI Products Manufactured at Burlington Facility
     The Burlington Facility does not manufacture Non-ANSI products in the medium voltage circuit breaker or switchgear business. The Burlington Facility does ship ANSI products to the GE C&I China Affiliates for inclusion in Non-ANSI applications.
     2.23 Brokers/Advisors
     All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer, without the intervention of any person on behalf of Seller in such manner as to give rise to any valid claim by any person against Buyer or Seller for a finder’s fee, advisory fee, brokerage commission or similar payment, which Seller hereby acknowledges and agrees that it shall, to the extent any such claim is asserted against Buyer or Seller, be the sole responsibility of Seller, who shall promptly pay or otherwise satisfy any such claim.
     2.24 Backlog
     Seller does not account for the revenue it collects under the Backlog Contracts (each of which is listed on Schedule 2.24(a)) under the percentage-of-completion method of accounting. As of the Closing Date, none of the Backlog Contracts has, to Seller’s knowledge, a Built-In Loss. A "Built-In Loss” shall mean that the total amount of revenue attributed to a particular Backlog Contract is less than the total amount of costs incurred and estimated to be incurred, inclusive of all direct and indirect overhead cost, under such Backlog Contract. Except for the Backlog Contracts and the associated customer orders identified with an asterisk on Schedule 2.24(a) (the "Non-Standard Backlog Contracts”), all of the Backlog Contracts have the terms and conditions set forth in Schedule 2.24(b). Seller will deliver Schedules 2.24(a) and 2.24(b) at the Closing, but, if necessary, may update Schedule 2.24(a) within five (5) days after the Closing to reflect a final listing as of the Effective Time. The parties will get together within thirty (30) days following the Closing Date to determine what level of information that Buyer will have access to for purposes of carrying out its responsibilities with respect to the Backlog Contracts.
     2.25 Absence of Liabilities
     There are no liabilities, contingent or definite, relative to the Business that have not been disclosed to Buyer.

* A confidential portion of material has been omitted and filed separately with the Commission

     2.26 [ * ]
     2.27 Disclosures
     Each response by Seller by or through its officers, employees or other representatives to inquiries in connection with the due diligence performed by representatives of Buyer, as revised or updated by subsequent disclosures and this Agreement, was complete and accurate in all material respects. Copies of the most recent versions of all documents and other written information referred to herein or in the Schedules that have been delivered or made available to Buyer are true and complete copies thereof and include all amendments, supplements or modifications thereto or waivers thereunder. Such documents and other written information do not omit any material facts necessary, in light of the circumstances under which such information was furnished, to make the statements set forth therein not misleading. Except as expressly set forth in this Agreement and the Schedules or in the certificates or other documents delivered pursuant hereto, there are no other facts which will or may reasonably be expected to have any material adverse effect on the value of the Business or the Acquired Assets.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF BUYER
     Buyer represents and warrants to Seller that:
     3.1 Organization and Good Standing
     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     3.2 Authority of Buyer
     Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to be executed by Buyer and to perform the obligations to be performed by Buyer hereunder and thereunder. The execution, delivery and compliance by Buyer with the terms of this Agreement and the other Transaction Documents to be executed by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions by Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes, and the other Transaction Documents to be executed by Buyer upon their execution and delivery as herein provided will constitute the legal, valid and binding obligations of Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     3.3 No Conflicts
     The execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, and the execution and delivery by Buyer of, and the consummation of the transactions contemplated by, the other Transaction Documents to be executed by Buyer, will not (a) violate or conflict with any existing term or provision of any Law or Order of any Governmental Body applicable to Buyer so as to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby or thereby; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the articles of incorporation or bylaws of Buyer or any agreement or instrument to which Buyer is a party or by which Buyer or any of the assets or properties thereof may be bound or subject, where such breach or default may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby or thereby; (c) result in the creation or imposition of any Lien upon the assets or properties of Buyer, where such Lien may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby or thereby; (d) give to others any right of termination, cancellation, acceleration or modification in or with respect to any agreement or instrument to which Buyer is a party, or by which Buyer or any of the assets or properties thereof may be bound or subject, where such termination, cancellation, acceleration or modification of any such agreement or instrument may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby; or (e) breach any fiduciary duty of Buyer to any person or entity, where such breach may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby.
     3.4 Consents and Approvals
     The execution and delivery by Buyer of this Agreement and the other Transaction Documents to be executed by Buyer, compliance by Buyer with the terms hereof and thereof, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not require Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to (other than filings and press releases required under applicable securities laws) any corporation, person or firm or other entity or any Governmental Body, the failure to obtain which may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby.
     3.5 Brokers
     All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Buyer and Buyer’s authorized representative, Hayes Novus, directly with Seller without the intervention of any other person on behalf of Buyer in such manner as to give rise to any valid claim by any person against Seller for a finder’s fee, brokerage commission or similar payment. Buyer is solely responsible for any fee payable to Hayes Novus.

     3.6 Litigation
     There are no actions, claims, suits, investigations, inquiries or proceedings pending against Buyer or, to the knowledge of Buyer, threatened against Buyer, at law or in equity, in any court, or before or by any Governmental Body which could reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by Buyer and Buyer is not in violation of any Order of any Governmental Body, where such violation may reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement.
ARTICLE 4
COVENANTS OF SELLER
     Seller covenants and agrees with Buyer that:
     4.1 Approvals
     To the extent any approvals, authorizations or clearances of any Governmental Body have not been obtained on or before the date of this Agreement and are required or otherwise deemed by Buyer to be reasonably related to the conduct of the Business or ownership of the Acquired Assets, Seller shall cooperate with Buyer in obtaining, as promptly as possible, all such approvals, authorizations and clearances. Seller shall provide such other information and communications to Governmental Bodies, as such Governmental Bodies or Buyer may request and shall obtain the requisite consents of third parties required to complete the transactions contemplated hereby and, in particular, Seller shall provide Buyer (for no consideration) with such reasonable assistance as may be reasonably requested by Buyer to obtain any consents needed to assign the Acquired Assets and Assumed Contracts to Buyer. Notwithstanding any other language herein, Buyer shall not be required to make any payment or other concession or to assume any obligation (other than with respect to the terms and provisions of contracts expressly assumed hereunder that constitute Assumed Liabilities or Assumed Contracts) in connection with obtaining such consents.
     4.2 Compliance with Legal Requirements
     Seller shall comply promptly with all requirements which applicable Laws may impose on Seller or any of its Affiliates with respect to the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to Buyer in connection with any such requirements imposed upon them in connection therewith.
     4.3 Confidentiality
     From and after the Closing Date, Seller shall not disclose directly or indirectly or allow any of its Affiliates to disclose directly or indirectly to third parties, nor will Seller use for its own benefit or the benefit of any third party or allow any of its Affiliates to use for their own benefit or the benefit of any third party, any trade secrets, supplier lists, business plans, projections, financial information, training manuals, product development plans, internal performance statistics, business secrets or other non-public information or data relating to the Business or the Acquired Assets, the Other Equipment or the Inventory or any information that

Seller has obtained from Buyer in connection with this Agreement with respect to Buyer or any of its Affiliates (the “Confidential Information”).
     Notwithstanding the provisions of the preceding paragraph, the items in subparts (i) through (iv) shall not constitute either party’s Confidential Information and, in the case of subparts (v), (vi) and (vii), shall not constitute Buyer’s Confidential Information but shall constitute Seller’s Confidential Information:
     (i) information that was, is or becomes generally available to the public other than as a result of a breach of this Section 4.3 or the Confidentiality Agreement;
     (ii) information that is developed by either party or any of its Affiliates after the Closing Date independently of and without reference to any Confidential Information;
     (iii) information that was, is or becomes available to either party or any of its Affiliates on a non-confidential basis from third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure;
     (iv) information owned or supplied by Seller’s customers in the possession of Seller or its Affiliates;
     (v) Seller’s information and data used to support the low voltage business of Seller, subject to the grant of rights afforded to Buyer under Section 1.7;
     (vi) Seller’s shop order and as-built engineering information pertaining to the Installed Base; or
     (vii) information and data in the possession of General Electric Company and its Affiliates, and including GE Energy’s engineering services unit, necessary to support the Installed Base, including shop order and as-built engineering information (and specifically excluding the generic design, design drawings, design certification and design test verification data acquired by Buyer); provided that, with respect to (iv), (vi) and (vii) above, Buyer shall have a right of use under Section 1.7, except such right of use shall not apply to the extent such information and data is owned by, or subject to a confidentiality requirement existing on the Closing Date that was imposed by a third party.
     Seller shall provide Buyer access to the information set forth in (iv), (vi) and (vii) above at reasonable times and at Seller’s expense to facilitate Buyer’s manufacturing and service operations. Buyer shall provide Seller, at reasonable times and at Buyer’s expense, access to the generic design, design drawings, design certification and design testing verification data solely for the purpose of warranty and claims investigation and analysis relating to the Installed Base. With respect to both Seller and Buyer, access to the other party for a valid business purpose consistent with the Transaction Documents will not be unreasonably withheld; provided that, with regard to Seller, such access shall be limited to purposes of dealing with the Installed Base. Buyer understands and agrees that the as-built customer information has its foundation in Buyer’s design information. Buyer does not intend to limit Seller’s use of the as-built customer information as a result of its ownership of the design information.

* A confidential portion of material has been omitted and filed separately with the Commission

     If Seller becomes compelled in any legal proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Acquisition to make any disclosure that is prohibited or otherwise constrained by this Section 4.3, Seller shall provide Buyer with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.3. In the absence of a protective order or other remedy, Seller may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of Seller’s counsel, Seller is legally compelled to disclose or that has been requested by such Governmental Body; provided, however, that Seller shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 4.3 do not apply to any legal proceedings between the parties to this Agreement.
     4.4 Required Financial Statements
     Seller shall cooperate with Buyer, including by providing access to information, appropriate responses and representation letters to auditors, in connection with Seller’s preparation of such carve-out audited and unaudited balance sheets, income statements, statements of cash flow and other financial statements or schedules with respect to the Business for such fiscal years and interim periods as may be determined by Buyer, upon the advice of its counsel and independent public accountant, to be required by the rules and regulations of the Securities and Exchange Commission in connection with filings that may be made or may be required to be made by Buyer under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any related rules, regulations or state statutes, rules or regulations. In that regard, Seller will so cooperate in the audit in process of the carve-out financial statements with respect to the Business, as of and for the period ended December 31, 2005 that are prepared in accordance with accounting principles suitable for, and audited as required for, filings with the Securities and Exchange Commission, such that such audited financial statements are received as soon as possible, but in any event, prior to 45 days following the Effective Time.
     4.5 Employee Matters
     Seller and Buyer acknowledge and agree that Buyer is not offering, and does not intend to offer, employment to any of Seller’s employees, either under the terms of this Agreement or any of the other Transaction Documents, and all such employees shall remain the sole employees of Seller and under Seller’ sole and exclusive control. While it is contemplated in the Transition Services Agreement that employees of Buyer and Seller will coordinate to accomplish the purposes under such agreement, nothing contained in this Agreement or the other Transaction Documents shall authorize Buyer to direct or control, in any respect, the activities of any of Seller’s employees. Buyer shall have no obligation for payment of any salaries, compensation, benefits or other amounts of Seller’s employees, and Seller shall defend and indemnify Buyer from any claims asserted by such employees.
     4.6 [ * ] Nonsolicitation.
     (a) [ * ]

* A confidential portion of material has been omitted and filed separately with the Commission

     (b) [ * ] Seller nor any Seller Affiliate shall except as expressly permitted by Section 4.6(c)below:
     (i) Neither Buyer nor Seller shall directly or indirectly solicit or induce any third party sales representative that has a business relationship with the Business, or the other Party or any of its Affiliates in the MV Market to discontinue such existing relationship in the MV Market;
     (ii) Seller shall not, for a period of four (4) years after the Closing Date, directly or indirectly recruit, solicit or influence any employee of Buyer or any of Buyer’s Affiliates to discontinue such employment relationship, except for general solicitations such as job fairs, print or media advertising, etc. or direct unsolicited inquiries by such employees; or;
     (iii) neither party shall directly or indirectly denigrate or in any manner undertake to discredit or disparage the other party or, as may be applicable, any Affiliate of such other party or any successor thereof or any person, operation or entity associated with the transactions contemplated by this Agreement.
     (c) [ * ]
     (d) [ * ]
     (e) [ * ]
     (f) [ * ]
     (g) [ * ]
     4.7 No Trading in Parent Securities
     Seller shall not, and shall instruct its respective employees, officers, directors, representatives and agents having knowledge of the transactions contemplated under this Agreement not to, directly or indirectly purchase, sell or in any way trade in the securities (including without limitation common stock, options or other derivatives) of Buyer from the date of the Closing until five (5) business days following the date of the public announcement of the Closing. In addition, Seller shall, and shall instruct its respective employees, officers, directors, representatives and agents engaged in any of the actions required by this Agreement and the Powell Supply Agreement to, comply with all requirements of Buyer’s insider trading policy during the term of the Powell Supply Agreement.
     4.8 WARN Act
     Seller will take all necessary actions to comply with the WARN Act through the term of the Transition Services Agreement.

     4.9 Access to Burlington Facility
     Seller will permit access to the Burlington Facility to any and all employees, representatives and agents of Buyer to carry out the intent and purposes of this Agreement and the other Transaction Documents; provided such Buyer employees, representatives and agents comply with all safety, security and other requirements and restrictions generally applicable to visitors to the Burlington Facility.
     4.10 Post-Closing Deliveries by Seller
     Within one hundred eighty (180) days after Closing (or sooner if reasonably needed by Buyer), Buyer will deliver to Seller originals or copies, if originals are unavailable, of all documentation, of whatever type, from wherever located, that constitute part of the Acquired Assets and any other documentation required hereunder and expressly permitted by Buyer to be delivered after the Closing Date (that does not have some earlier required delivery date after the Closing Date), other than that documentation which Buyer and Seller expressly agree may be retained by Seller for use during the term of the Transition Services Agreement.
     4.11 No Sale of Other Equipment or Inventions
     Without the consent of Buyer, for two (2) years following the Closing Date, Seller will not sell or otherwise dispose of any items of Other Equipment other than pursuant to Section 1.5 and shall not sell or dispose of Inventory other than to perform under the Transition Services Agreement or pursuant to Section 1.6 or otherwise discarded in the ordinary course of business.
ARTICLE 5
COVENANTS OF BUYER
     5.1 Cooperation with Governmental Bodies
     To the extent any approvals, authorizations or clearances of any Governmental Body have not been obtained on or before the date of this Agreement and are required or otherwise deemed by Buyer to be reasonably related to the conduct of the Business or ownership of the Acquired Assets, Buyer covenants and agrees with Seller that Buyer shall cooperate with Seller in obtaining, as promptly as possible, all such approvals, authorizations and clearances. Buyer shall provide such other information and communications to Governmental Bodies as such Governmental Bodies or Seller may reasonably request and shall use reasonable commercial efforts to obtain any requisite consents of third parties, to the extent required to consummate the transactions contemplated hereby; provided that no payment or other concessions are required of Buyer to obtain such consents.
ARTICLE 6
DELIVERIES BY SELLER AT CLOSING
     Except as may be waived in writing by Buyer, Seller shall deliver to Buyer at Closing:

     6.1 Consents, Authorizations, etc.
     Evidence reasonably satisfactory to Buyer that all orders, consents, permits, authorizations, approvals and waivers of every Governmental Body or third party required for the consummation of the Acquisition, including for the assignment of the Assumed Contracts have been obtained or given.
     6.2 Corporate Matters
     A certificate of Attesting Secretary of Seller certifying as of the Closing Date (a) the attached copies of the resolutions of the board of directors of Seller, authorizing the Acquisition and the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents that are in full force and effect, (b) the attached copies of Seller’s articles of incorporation and bylaws and (c) the incumbency and signatures of the officers executing this Agreement and any Transaction Document.
     6.3 Bill of Sale and Assignment
     A counterpart of a Bill of Sale and Assignment executed by Seller assigning the Acquired Assets in substantially the form of Appendix 6.3 attached hereto.
     6.4 Powell Supply Agreement
     A counterpart of the Powell Supply Agreement duly executed by Seller in substantially the form of Appendix 6.4 attached hereto.
     6.5 GE Supply Agreement
     A counterpart of the GE Supply Agreement, duly executed by Seller, in substantially the form of Appendix 6.5 attached hereto.
     6.6 Transition Services Agreement
     A counterpart of the Transition Services Agreement duly executed by Seller in substantially the form of Appendix 6.6 attached hereto.
     6.7 Opinion of Counsel
     An opinion, addressed to Buyer and dated the Closing Date, of counsel for Seller, in substantially the form set forth on Appendix 6.7 attached hereto.
     6.8 Option Agreement
     A counterpart of the Option Agreement For a Technology License and Equipment Purchase, duly executed by Seller in substantially the form of Appendix 6.8 attached hereto.

     6.9 Creditor Releases
     Subject only to the assumption or payment of the Assumed Liabilities, evidence reasonably satisfactory to Buyer that all Liens on the Acquired Assets held by Seller’s creditors have been released and that all required consents of any person or entity to the conveyance of the Acquired Assets to Buyer have been obtained.
     6.10 Physical Possession and Control
     Effective physical possession, access to and control of the Acquired Assets subject to licensed rights for Seller to continue to use the Acquired Assets during the term of the Transition Services Agreement.
     6.11 Other Requested Documents
     Further instruments and documents, in form and content reasonably satisfactory to counsel for Buyer, as may be necessary or reasonably appropriate more fully to consummate the Acquisition.
ARTICLE 7
DELIVERIES BY BUYER AT CLOSING
     Except as may be waived in writing by Seller, Buyer shall deliver to Seller at Closing:
     7.1 Purchase Price
     The cash payment of the First Installment of the Purchase Price as contemplated in Section 1.4 by wire transfer to an account or accounts specified in advance by Seller.
     7.2 Corporate Matters
     A certificate of secretary of Buyer certifying as of the Closing Date (a) the attached copies of the resolutions of the board of directors of Buyer authorizing the Acquisition and the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents that are in full force and effect, (b) the attached copies of Buyer’s certificate of incorporation and bylaws and (c) the incumbency and signature of the officers executing this Agreement and any other Transaction Document.
     7.3 Bill of Sale and Assignment
     A counterpart of a Bill of Sale and Assignment executed by Buyer in substantially the form of Appendix 6.3 attached hereto.
     7.4 Powell Supply Agreement
     A counterpart of the Powell Supply Agreement duly executed by Buyer is substantially the form of Appendix 6.4 attached hereto.

     7.5 GE Supply Agreement
     A counterpart of the GE Supply Agreement, duly executed by Buyer, in substantially the form of Appendix 6.5 attached hereto.
     7.6 Transition Services Agreement
     A counterpart of the Transition Services Agreement duly executed by Buyer is substantially the form of Appendix 6.6 attached hereto.
     7.7 Option Agreement
     A counterpart of the Option Agreement For a Technology License and Equipment Purchase, duly executed by Buyer in substantially the form of Appendix 6.9 attached hereto.
ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     Any claim made by either party (the “Claiming Party”) for breach of any of the respective representations, warranties, covenants, commitments or any other obligations of, or made by, the other party to this Agreement or in any certificate or document executed and delivered by the other party to the Claiming Party pursuant to this Agreement (other than, with respect to each Party, the Powell Supply Agreement, GE Supply Agreement or Transition Services Agreement or Option Agreement for a Technology License and Equipment Purchase) or for indemnification shall be made in accordance with the notice provisions of ARTICLE 10 below, and must be delivered in writing by the Claiming Party within twenty-four (24) months after the Closing Date. Any claims not so made within the said twenty-four (24) month period after the Closing Date shall be null and void and of no force or effect. Each party’s total liability on any and all of any such claims shall be subject to, and limited by, those amounts set forth in Section 0 below. The Claiming Party may assert such claims regardless of any investigation made by the Parties hereto. The limitations in this Article shall not apply to the obligations that are included in the Powell Supply Agreement, GE Supply Agreement, Transition Services Agreement or Option Agreement for a Technology License and Equipment Purchase.
     8.1 Indemnification of Buyer Indemnitees
     Subject to the terms of Section 0 below, Seller hereby agrees to indemnify and hold the Buyer Indemnitees harmless from and against:
     (a) any and all Adverse Consequences resulting from any misrepresentation, breach of representation or warranty or nonfulfillment of any covenant or agreement on the part of Seller under the terms of this Agreement;
     (b) any and all Adverse Consequences related to or arising from the Excluded Liabilities and the Excluded Assets;
     (c) any and all Adverse Consequences arising as a result of the ownership of the Business, the Acquired Assets or the use and operation of the Business and the

Acquired Assets on or before the Closing Date, including, but not limited to, with respect to any employee benefits or other employee-related matters but excluding Assumed Liabilities; and
     (d) any Taxes imposed for any taxable period ending on or before the Closing Date with respect to the Business or the Acquired Assets.
     (e) any amount by which the Gross Margin            in the audited financial statements for the period ended December 31, 2005, as required by Section 4.4, shall be less than the Gross Margin in the Income Statement attached as Schedule 2.8.
     8.2 Indemnification of Seller Indemnitees
     Subject to the terms of Section 0 below, Buyer agrees to indemnify and hold Seller Indemnitees harmless from and against:
     (a) any and all Adverse Consequences resulting from any misrepresentation, breach of representation or warranty or non-fulfillment of any covenant or agreement on the part of Buyer under the terms of this Agreement;
     (b) any and all Adverse Consequences arising as a result of Buyer’s failure to discharge and perform the Assumed Liabilities or to perform the obligations of the Assumed Contracts following the Closing;
     (c) any and all Adverse Consequences arising as a result of the ownership of the Acquired Assets or the use and operation of the Acquired Assets from and after the Closing Date, other than the Excluded Liabilities; and
     (d) any Taxes imposed for taxable periods beginning after the Closing Date with respect to the Business or the Acquired Assets.
     8.3 Method of Asserting Claims, etc.
     The items listed in Section 8.1 and Section 8.2 are sometimes collectively referred to herein as “Damages”; provided that such reference shall be understood to mean the respective damages from and against which Buyer and its Affiliates and their respective subsidiaries, officers, directors, shareholders, agents and attorneys (the “Buyer Indemnitees”) or Seller and its officers, directors, agents and attorneys (the “Seller Indemnitees”), as the case may be, are indemnified as the context requires. The person claiming indemnification hereunder, whether a Buyer Indemnitee or Seller Indemnitee, is sometimes referred to as the “Indemnified Party” and the party against whom such claims are asserted hereunder is sometimes referred to as the “Indemnifying Party”. All claims for indemnification by an Indemnified Party under Section 8.1 or Section 8.2 hereof, as the case may be, shall be asserted and resolved as follows:
     (a) If any claim or demand for which an Indemnifying Party would be liable for Damages to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall with reasonable promptness (but in no event later than ten (10)

days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such Third Party Claim (the “Claim Notice”). For this purpose the commencement of any audit or other investigation respecting Taxes shall constitute a Third Party Claim. Notwithstanding the foregoing, failure to so provide a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim except to the extent that a failure to so notify the Indemnifying Party in reasonably sufficient time prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. The Indemnifying Party shall have thirty days from delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.
     (b) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this ARTICLE 8, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (but only if the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of, and all obligations under, such settlement; otherwise, no such settlement shall be agreed to without the prior written consent of the Indemnified Party). If the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim as permitted hereunder), to file during the Notice Period any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim); and provided further that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. The Indemnified Party may participate in, but not control (except if the Indemnifying Party is not liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, in which case whichever of the Indemnifying Party or the Indemnified Party is liable for the largest amount of Damages with respect to the Third Party Claim shall control), any defense or settlement of any Third Party Claim with respect to which the Indemnifying Party is participating pursuant to this Section 8.3(b), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation.
     (c) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party pursuant to this ARTICLE 8, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. Notwithstanding the foregoing provisions of this Section 8.3(c), if the Indemnifying Party has timely notified the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, non-appealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 8.3(c) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c) (other than a dispute as to the Indemnifying Party’s liability to the Indemnified Party) and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
     (d) If any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of such claim by the Indemnified Party, specifying the nature of and specific basis for such claim and the amount of the estimated amount of such claim (the “Indemnity Notice”). If the Indemnifying Party does not notify the Indemnified Party within thirty days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim as specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved under the arbitration provisions under ARTICLE 9 of this Agreement.

* A confidential portion of material has been omitted and filed separately with the Commission

     8.4 Payment of Indemnity, Basket and Liability Limitations
     Notwithstanding anything to the contrary contained in this ARTICLE 8, an Indemnifying Party shall not be subject to any liability for indemnification under this ARTICLE 8 or for any claim pursuant to Section 8.1 and 8.2 above, absent fraud and willful misconduct, until all Damages of the Indemnified Party exceed a [ * ] aggregate threshold (the “Basket”), at which point the Indemnifying Party shall be obligated to indemnify the Indemnified Party from and against all Damages from the first dollar thereof for an aggregate amount up to but not to exceed [ * ]; provided that each individual claim within and above the Basket shall be for at least [ * ]. All indemnity claims shall be paid in cash. Buyer shall not be authorized to, and shall not, withhold any amounts from any installment of the Purchase Price in offset of any indemnities it may be due under this Agreement.
     8.5 Adverse Consequences
     As used in this Agreement, the term “Adverse Consequences” shall mean actions, claims, suits, debts, liabilities, obligations, losses, costs, deficiencies, penalties, fines, expenses and other judgments (at law or in equity) and damages whenever arising or incurred, including amounts paid in settlement and reasonable attorneys’ fees and expenses.
ARTICLE 9
ARBITRATION
     9.1 Initiation of Arbitration
     Any dispute or difference arising under this Agreement shall be decided by arbitration in accordance with this Section. Any such arbitration shall be conducted expeditiously and confidentially in accordance with the commercial Arbitration Rules of the Judicial Arbitration and Mediation Service (“JAMS”) as such rules shall be in effect on the date of delivery of demand for arbitration. Any such arbitration shall be heard and conducted in Fulton County, Georgia. Notwithstanding the rules of the JAMS or as otherwise provided in this Agreement, the arbitration panel in any such arbitration shall consist of three persons who must be retired state or federal judges and shall have the authority to retain such experts in the Service Contract Business as they deem necessary. Within twenty (20) days of delivery of any demand for arbitration hereunder, the party or parties demanding arbitration shall appoint one arbitrator, the party or parties responding to the arbitration demand shall appoint one arbitrator and the two arbitrators so selected shall appoint the third arbitrator within twenty (20) days of their appointment. If the two selected arbitrators are unable to agree upon the selection of a third arbitrator after reasonable efforts, a panel of seven qualified persons shall be requested from the JAMS. The parties shall alternatively and successively strike one person at a time, from such list; and the last remaining person on such list shall be the third designated arbitrator. Once appointed, the arbitrators shall permit the parties to engage in such reasonable discovery as is requested and required. Each party to the arbitration proceedings shall be given a copy of all information submitted to the arbitrators and shall be given a reasonable opportunity to respond to such information. Unless otherwise provided in this Agreement, each party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses connected with the presentation of such party’s case in arbitration; provided, however, that the ultimate costs of any arbitration,

* A confidential portion of material has been omitted and filed separately with the Commission including the cost of the record or transcripts thereof, if any, administrative fees, arbitrators’ costs and arbitration fees, and all other fees involved, including reasonable attorney’s and expert’s fees, shall be borne by the parties in the manner established by the arbitrators. The arbitrators shall be required to render their decision within thirty (30) days after the parties have finished presenting the controversy to them. Temporary injunctive or other similar temporary equitable relief may be sought and obtained pending the arbitration of any matter pursuant to this Agreement.
     9.2 Decision
     The arbitrators shall consider customary and standard practices in the Business, and shall decide the issues presented to them by a majority vote of the arbitrators. All conclusions of law reached by the arbitrators shall be made in accordance with the internal substantive laws of the State of New York without regard to conflict of laws principles. Any award rendered by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching their decision. Any decision made by the arbitrators shall be final and binding on the parties and there shall be no appeal from the written decision of the arbitrators; judgment may be entered on the decision of the arbitrators by any court having jurisdiction.
     9.3 Confidentiality
     The parties agree that the existence, conduct and content of any arbitration shall be kept strictly confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or for financial reporting purposes in each party’s financial statements.
     9.4 Survival
     The provisions contained in this Article shall survive termination of this Agreement.
ARTICLE 10
NOTICES
     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received, if so given) by personal delivery, telegram, telecopy, or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the parties at the following addresses:
     If to Seller, to:
General Electric Company
Chief Executive Officer
GE Consumer & Industrial Products
Appliance Park, Bldg. 35
Louisville, KY 40225
Fax: [ * ]

* A confidential portion of material has been omitted and filed separately with the Commission

     With a copy to:
General Counsel
GE Consumer Products
Appliance Park, Bldg. 2
Louisville, KY 40225
Fax: [ * ]
     If to Buyer, to:
Powell Industries, Inc.
8550 Mosley Drive
Houston, Texas 77075
Attention: Chief Financial Officer
Telephone: [ * ]
Facsimile: [ * ]
     With a copy (which shall not constitute notice) to:
[ * ]
Winstead Sechrest & Minick P.C.
919 Milam Street, Suite 2400
Houston, Texas 77002
Telephone: [ * ]
Facsimile: [ * ]
Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents.
ARTICLE 11
GENERAL
     11.1 Usage of Terms
     In this Agreement, unless a clear intention to the contrary appears:
     (a) the singular number includes the plural and vice versa;
     (b) reference to any person includes such person’s successors and assigns, to the extent such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually;
     (c) reference to any gender includes each other gender;

* A confidential portion of material has been omitted and filed separately with the Commission

     (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
     (e) reference to any Law means such Law as amended, modified, codified, replace or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
     (f) reference to the knowledge of Seller includes the knowledge of any officer of Seller or other employee employed by Seller in a management position with respect to the Business and the operation of the Acquired Assets and in any event [ * ];
     (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof;
     (h) “including” means including without limiting the generality of any description preceding such term;
     (i) “or” is used in the inclusive sense of “and/or”;
     (j) with respect to any determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
     (k) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and
     (l) unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles for financial reporting in the United States of America.
     11.2 Legal Representation of the Parties
     This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
     11.3 Entire Agreement
     This Agreement, along with the other Transaction Documents and their Schedules and Exhibits (but excluding the Appendices to this Agreement), constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including any agreements and understandings, whether oral or written, between Seller or any of its Affiliates and Buyer or any of its Affiliates, including any of GE’s operating components or divisions whether domestic or foreign, except that any existing supply or sales agreements between Buyer and GE (other than GE Consumer & Industrial and any GE C&I Affiliates) shall remain in full force and effect.
     11.4 Waiver
     Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof; such waiver shall be in writing and shall be executed by the chairman, president or a vice president thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or any other matter on a future occasion.
     11.5 Amendment
     This Agreement may be modified or amended only by a writing duly executed by or on behalf of each of the parties hereto.
     11.6 Counterparts
     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     11.7 Headings
     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     11.8 Governing Law
     Except as otherwise provided herein, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.
     11.9 Binding Effect
     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that this Agreement or any right or part hereunder shall not be voluntarily assigned by either party hereto without the prior written consent of the other party hereto, except that Buyer may assign its rights and obligations hereunder to a wholly owned, direct or indirect, subsidiary of Buyer.
     11.10 Expenses
     Seller shall pay its own legal and other professional expenses incurred in connection with the Letter, this Agreement and the transactions contemplated hereby, including the expenses of legal counsel and accountants engaged by them and other expenses incurred by Seller in connection herewith and not expressly allocated hereunder. Buyer shall be responsible for expenses of legal counsel engaged by Buyer, the expenses of its advisors, the expenses of its due diligence review and other expenses incurred by Buyer in connection herewith and not expressly allocated hereunder.
     11.11 Further Assurances
     Seller, on the one hand, and Buyer, on the other hand, at any time after the Closing Date, will promptly execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by the other party and necessary to comply with the representations, warranties and covenants contained herein and will take any action consistent with the terms of this Agreement that may reasonably be requested by the other party for the purpose of assigning, transferring, granting, conveying, vesting and confirming ownership in or to Buyer, or reducing to Buyer’s possession, any or all of the Acquired Assets or effecting the assumption of the Assumed Liabilities.
     11.12 No Third Party Beneficiary
     Any agreement to perform any obligation or pay any amount and any assumption of any obligation herein contained, express or implied, shall be only for the benefit of the parties hereto and their respective successors and permitted assigns as expressly permitted in this Agreement, and such agreements and assumptions shall not inure to the benefit of any obligee, whomever, it being the intention of the undersigned that no one shall be or be deemed to be a third party beneficiary of this Agreement other than parties that may have a right to indemnification under this Agreement.
     11.13 Tax Matters
     (a) Seller and Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonable necessary for the filing of all Tax returns, the making of any election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any audit proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax return. Seller and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement. The party requesting cooperation under this section shall reimburse the other party for any actual out-of-pocket expenses incurred in furnishing such cooperation.
     (b) Seller and Buyer shall report to the other any written communication from or with the Internal Revenue Service or any other foreign, state or local Governmental Authority that relates in any way to the characterization of the transactions undertaken pursuant to the Purchase Agreement or any related transaction.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER: POWELL INDUSTRIES, INC.
By:	/s/ Don R. Madison
Don R. Madison
Vice President and Chief Financial Officer

SELLER: GENERAL ELECTRIC COMPANY
By:	/s/ James P. Campbell
	Name:	James P. Campbell
	Title:	President & CEO, GE Consumer & Industrial

Signature Page to Powell Industries, Inc.
Asset Purchase Agreement

SCHEDULE A — DEFINITIONS
     "Acquired Assets” shall have the meaning set forth in Section 1.1.
     "Acquired Business” shall have the meaning set forth in Section 4.6(d)
     "Acquired Entity” shall have the meaning set forth in Section 4.6(d).
     "Acquisition” shall have the meaning set forth in the Recitals of this Agreement.
     "Adverse Consequences” shall have the meaning set forth in Section 8.5.
     "Affiliate” means and refers to any entity or entities that directly or indirectly control, are controlled by or are under common control with such referenced entity.
     "Agreement” shall have the meaning set forth in the Preamble to this Agreement.
     "ANSI Medium Voltage Switchgear and Circuit Breakers” means American National Standard Institute compliant metal-clad switchgear which comprises an integrated assembly of vacuum circuit breakers, voltage and current instrument transformers, power bus, control components, and protective devices coordinated electrically and mechanically for the distribution of electrical energy and the protection of electrical systems and connected loads. The vacuum circuit breakers have voltage ratings from 1,000 Volts to 69,000 Volts, current ratings from 1,000 Amperes to 6,000 Amperes and interrupting ratings from 25,000 Amperes to 63,000 Amperes and a mechanical operating mechanism design to separate power contacts and break the electrical circuit in 5 cycles or less after a trip signal is received, and shall expressly not include, by way of example and not limitation and for the avoidance of doubt, ANSI medium voltage motor control centers and ANSI load interrupt switches, non-ANSI medium voltage switchgear and circuit breakers and Low Voltage Products.
     "Assumed Contracts” shall have the meaning set forth in Section 1.2.
     "Assumed Liabilities” shall have the meaning set forth in Section 1.2.
     "Backlog Contracts” shall mean all contracts that have been formally acknowledged and accepted by Seller with respect to Burlington Products as of the Closing Date and that Seller is therefore legally bound to fulfill and which have not been fulfilled as of the Closing Date.
     "Basket” shall have the meaning set forth in Section 0.
     "Built-In Loss” shall have the meaning set forth in Section 2.24.
     "Burlington Facility” shall have the meaning set forth in Section 2.20(d)(i).
     "Burlington Products” shall have the meaning given to such term in the Powell Supply Agreement.
     "Business” shall have the meaning set forth in the Recitals to this Agreement.
SCHEDULE A — DEFINITIONS — Page 1

* A confidential portion of material has been omitted and filed separately with the Commission

     "Buyer” shall have the meaning set forth in the Preamble to this Agreement.
     "Buyer Indemnitees” shall have the meaning set forth in Section 8.3.
     [ * ].
     "Claim Notice” shall have the meaning set forth in Section 8.3(a).
     "Claiming Party” shall have the meaning set forth in ARTICLE 8.
     "Closing” shall have the meaning set forth in Section 1.8.
     "Closing Date” shall have the meaning set forth in Section 1.8.
     "Confidential Information” shall have the meaning set forth in Section 4.3.
     "Confidentiality Agreement” shall mean that certain Agreement on Confidentiality between the Parties dated [ * ].
     "Contracts” shall have the meaning set forth in Section 2.7.
     [ * ]
     "Damages” shall have the meaning set forth in Section 8.3.
     [ * ]
     [ * ]
     "Effective Time” shall have the meaning set forth in Section 1.8.
     "Environmental Laws” shall have the meaning set forth in Section 2.20(d)(i).
     "Excluded Liabilities” shall have the meaning set forth in Section 1.3.
     [ * ]
     "Final Installment” shall have the meaning set forth in Section 1.4(a)(ii)d).
     [ * ]
     [ * ]
     "First Installment” shall have the meaning set forth in Section 1.4(a)(i).
     "Fourth Installment” shall have the meaning set forth in Section 1.4(a)(ii)c).
     "GE C&I Affiliates” means any entity or entities that are directly or indirectly controlled by GE Consumer & Industrial (including, without limitation, the GE C&I China Affiliates).
SCHEDULE A — DEFINITIONS — Page 2

     "GE C&I China Affiliate” means any Affiliate of GE Consumer & Industrial including, but not limited to, Shanghai GE Breakers Co. and Shanghai GE Guangdian Co., with operations in China which include, to the extent applicable, the manufacture, marketing or sale of ANSI Medium Voltage Switchgear and Circuit Breakers.
     "GE Consumer & Industrial” means the operating division of Seller known by that name at the Closing Date, including, without limitation, the GE Electrical Distribution Business, and any successor operating units or divisions or Affiliates of Seller that include the GE Electrical Distribution Business.
     "GE Electrical Distribution Business” means the business of designing, manufacturing, having manufactured for it, procuring for sale or lease, selling, leasing, or reselling, marketing or representing MV Switchgear Products in the MV Market including, without limitation, the sales and distribution of products by the GE Field Sales Organization.
     "GE Energy” means and shall be limited to the transmission and distribution organization (also known as the T&D organization) of GE Energy, or any successor organization within Seller that sells, leases, procures for sale or lease, markets, or represents products in the MV Market. For the avoidance of doubt, GE Energy does not and is not intended to include any other operation of GE Energy.
     "GE Field Sales Organization” means the global GE Consumer & Industrial field sales organization and/or any successor organization and GE Energy.
     "Governmental Body” means any (i) nation, state, county, city, borough, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government or instrumentality, (iii) governmental or quasi-governmental authority of any nature, including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers, (iv) multinational organization or body, (v) body exercising or entitled or purporting to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power or (vi) official of any of the foregoing.
     "Gross Margin” shall have the meaning set forth in Section 2.8.
     "Hazardous Materials” shall have the meaning set forth in Section 2.20(d)(ii).
     "Income Statement” shall have the meaning set forth in Section 2.8.
     "Indemnified Party” shall have the meaning set forth in Section 8.3.
     "Indemnifying Party” shall have the meaning set forth in Section 8.3.
     "Indemnity Notice” shall have the meaning set forth in Section 8.3(d).
     "Installed Base” means all Burlington Products in place based on shipments prior to the Closing Date. Burlington Products shipped under the Transition Services Agreement shall not be considered part of the Installed Base and all information related to the Burlington Products
SCHEDULE A — DEFINITIONS — Page 3

* A confidential portion of material has been omitted and filed separately with the Commission shipped after the Closing Date (inclusive of Burlington Products shipped under the Transition Services Agreement) is Confidential Information owned by Buyer.
     "Insurance” means any product or service determined to constitute insurance, assurance or reinsurance by the laws or regulations in effect in any jurisdiction in which the restriction set forth in Section 4.6(a) applies.
     "Inventory” shall have the meaning set forth in Section 1.6.
     "Inventory Price” shall have the meaning set forth in Section 1.6.
     "JAMS” shall have the meaning set forth in Section 9.1.
     "Law” shall have the meaning set forth in Section 2.5.
     "Leasing” means the rental leasing, or financing under operating leases, finance leases or hire purchase or rental agreements, of property, whether real, personal, tangible or intangible.
     "Letter” shall have the meaning set forth in the Recitals to this Agreement.
     "Lien” and “Liens” shall have the meaning set forth in Section 1.1.
     "Low Voltage Products” means Seller’s low voltage switchgear, low voltage motor control centers and medium voltage motor control centers. For the avoidance of doubt, products listed in this definition are non-arc resistant.
     "MV Market” means and is limited to the market for MV Switchgear Products.
     "MV Switchgear Products” means and is limited to any ANSI Medium Voltage Switchgear and Circuit Breakers.
     [ * ]
     "Non-Standard Backlog Contracts” shall have the meaning set forth in Section 2.24.
     "Notice Period” shall have the meaning set forth in Section 8.3(a)
     "Order” shall have the meaning set forth in Section 2.5.
     "Other Equipment” shall have the meaning set forth in Section 1.5.
     "Other Equipment Purchase Price” shall have the meaning set forth in Section 1.5.
     [ * ]
     "Purchase Price” shall have the meaning set forth in Section 1.4(a).
     [ * ]
SCHEDULE A — DEFINITIONS — Page 4

     "Second Installment” shall have the meaning set forth in Section 1.4(a)(ii)a).
     "Securities Activity” means any activity, function or service (without regard to where such activity function or service actually occurs) which, if undertaken or performed (i) in the United States would be subject to the United States federal securities laws or the securities laws of any state of the United States or (ii) outside of the United States within any other jurisdiction, would be subject to any law or regulation in any such jurisdiction governing, regulating or pertaining to the sale, distribution or underwriting of securities or the provision of investment management, financial advisory or similar services.
     "Seller” shall have the meaning set forth in the Preamble to this Agreement.
     "Seller Indemnitees” shall have the meaning set forth in Section 8.3.
     "Tax” and “Taxes” shall have the meaning set forth in Section 2.13.
     "Third Installment” shall have the meaning set forth in Section 1.4(a)(ii)b).
     "Third Party Claim” shall have the meaning set forth in Section 8.3(a)
     "Transaction Documents” means this Agreement, the Powell Supply Agreement, the Transition Services Agreement, GE Supply Agreement and any other document contemplated to be delivered by the Parties under this Agreement.
     "Vacuum Bottle” means a vacuum-tight enclosure consisting of a pair of contacts, a vapor condensing shield and bellows that provides fast and quiet power switching, which is used within a power circuit breaker.
     "WARN Act” shall have the meaning set forth in Section 2.19.
     "ZNBV Equipment” shall have the meaning set forth in Section 2.7.
SCHEDULE A — DEFINITIONS — Page 5